FIFTH AMENDMENT TO KAMAN CORPORATION

POST-2004 DEFERRED COMPENSATION PLAN

THIS AMENDMENT is made by Kaman Corporation for the purpose of amending the Kaman Corporation Post-2004 Deferred Compensation Plan.

WITNESSETH

WHEREAS, Kaman Corporation (the “Corporation”) adopted the Kaman Corporation Post-2004 Deferred Compensation Plan (the “Plan”); and

WHEREAS, the Corporation reserved the right, in Section 9.2 thereof, to amend the Plan; and

WHEREAS, the Corporation desires to amend the Plan to clarify the definition of Base Salary and delegate authority to administer the Plan; and

WHEREAS, the Corporation now wishes to further amend the Plan in the particulars set forth below.

NOW THEREFORE, the Corporation hereby amends the Plan, effective as of the date set forth below, as follows:

1.Section 10.2 is deleted in its entirety and replaced with the following:

“Delegation of Administrative Authority; Agents. The Committee hereby delegates to the Company’s Chief Human Resources Offer or executive directly responsible for corporate human resources (“CHRO”) all authority necessary or desirable to administer the Plan, including the authority to delegate all or any portion of the delegated authorities under this Section 10.2; provided, however, that only the Committee may change the eligibility requirements to participate in the Plan or the maximum amount that may be contributed to the Plan. Without limiting the foregoing, the CHRO is hereby directed to (i) administer Deferral Elections and interest credits under the Plan, (ii) determine whether any Participant has violated any terms and conditions of the Plan, (iii) correct any defect, omission or inconsistency in the Plan in a manner and to the extent it shall deem necessary or appropriate consistent with applicable law, including Section 409A, (iv) to establish, amend, waive and revoke procedures that it deems necessary for the administration of the Plan, and (v) maintain appropriate records and establish necessary procedures related to the Plan. The Committee and/or the CHRO may, from time to time, (i) employ agents and delegate to them such administrative duties as either or both of them sees fit and (ii) consult with counsel who may be counsel to the Corporation.”

2.     Section 11.3 is deleted in its entirety and replaced with the following:

“(a) “Base Salary” means a Participant’s salary, as reflected on the Corporation’s books and records, inclusive of any elective deferrals made under this Plan or any other plan of the Corporation.”

3.     Except as amended herein, the terms, conditions and provisions of the Plan, as amended, are confirmed and remain unchanged. Capitalized terms not defined herein shall have the same meaning as provided under the terms of the Plan.

EXCEPT AS AMENDED HEREIN, the terms of the Plan as amended are confirmed and remain unchanged.

IN WITNESS WHEREOF, Kaman Corporation has caused this Fifth Amendment to be executed on its behalf by its duly authorized officer this 15th day of November 2021.

ATTEST:	KAMAN CORPORATION

/s/ Richard S. Smith, Jr.	/s/ James G. Coogan
Richard S. Smith, Jr.	James G. Coogan
Vice President, Deputy GC and	Senior Vice President and
Secretary	Chief Financial Officer